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Exhibit 4.5

                                 BENJAMIN KAPLAN
                           1946 NORTH OAK HAVEN CIRCLE
                              NORTH MIAMI, FL 33179
                            PHONE: (305) 305-968-5137

April 23, 2003

Mr. Robert Tatum
Chief Executive Officer
BevSystems, International, Ltd.
501 Brickell Key Drive, Suite 407
Miami, FL 33131

Dear Mr. Tatum:

         Benjamin Kaplan ("Kaplan") is pleased to be retained on the terms and conditions set forth in this letter of engagement ("Engagement Letter") as a consultant to your company, BEVSYSTEMS INTERNATIONAL, INC. The "Company"), to assist in a variety of areas relating to the strategic and related developmental growth of the Company (the "Engagement").

         1.       SERVICES

         For the Term of Engagement (as hereinafter defined), and with your general knowledge and consent, we agree to provide to the Company a range of consultative and related services which may, but which will not necessarily, include the following: (i) identifying, evaluating and advising in relation to the Company's current structural (including business model), operational, managerial, strategic and other needs and objectives, (ii) identifying potential merger, acquisition, divestiture, consolidation or other combination ("M&A Transaction") opportunities and negotiating, structuring and advising in connection with potential M&A Transactions, (iii) (iv) advising and assisting the Company in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (viii) coordinating with, and advising in connection with the activities of, Outside Professionals, including without limitation attorneys, accountants, market professionals, etc.

         2. TERM OF ENGAGEMENT.

         The Engagement shall be effective for a period of six (6) months, commencing on the date first appearing above (the "Term of Engagement"). Thereafter, the Engagement shall automatically renew on a month-to-month basis, subject to the right of the Company and/or Kaplan to terminate the Engagement as of the end of any given month by giving written notice to the other party at least thirty (30) days notice ("Termination"). Said right of termination shall commence upon the six month anniversary of this signing of this contract between the Company and Kaplan.

         3. COMPENSATION.

            In consideration for the services rendered by Kaplan to the Company pursuant to the Engagement and throughout the Term of Engagement, the Company shall compensate Kaplan as follows:

                  Kaplan shall receive 1.5 million shares of the Company's unrestricted common stock. These shares shall be due upon execution of this agreement and shall be issued to Kaplan upon request in up to three traunches of 500,000 shares each.


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         4. NON-EXCLUSIVITY OF KAPLAN SERVICES.

         It is understood and acknowledged by the Company that Kaplan presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that Kaplan shall be under no obligation under this Engagement to restrict its ability in any way to perform services for any other clients. It is further acknowledged that, by virtue of the nature of the services to be performed by Kaplan hereunder, the value of such services bear no relation necessarily to the amount of time invested on the part of Kaplan to the performance of such services, and Kaplan, therefore, shall be under a continuing obligation hereunder to devote only as much time to the performance of its services hereunder as deemed appropriate in the exclusive discretion of its principal(s).

         5. COOPERATION BY COMPANY.

         In order to enable Kaplan to provide the services requested, the Company agrees to provide, among other things, all information reasonably requested or required by Kaplan including without limitation information concerning historical and projected financial results with respect to the Company and its subsidiaries and possible and known litigious, environmental and contingent liabilities. The Company also agrees to make available to Kaplan such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Kaplan may reasonably request.

         6. LIMITATION ON USE OF CERTAIN INFORMATION.

         The Company acknowledges that all services and advice (written or oral) provided by Kaplan to the Company in connection with the Engagement are intended solely for the benefit and use of the Company in considering the subject matter to which they relate, and the Company agrees that no person or entity (including any shareholders of the company) other than the Company shall be entitled or advised to make use of or rely upon the advice of Kaplan provided pursuant hereto. In any event, neither the Company nor any other parties may use the Kaplan name in any public references, press releases or public filings in connection with the Company without Kaplan's prior written consent.

         7. RELIANCE BY KAPLAN ON ACCURACY OF INFORMATION; 12(B)5
REPRESENTATION.

         The Company recognizes and acknowledges that, in advising the Company and in fulfilling the Engagement hereunder, Kaplan will use and rely on data, material and other information furnished to Kaplan by the Company. The Company agrees that Kaplan may do so without independently verifying the accuracy or completeness of such data, material or other information. The Company represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         8.       CONFIDENTIALITY.

         If any of the data, material or other information is non-public or confidential when revealed or otherwise shared with representatives of Kaplan, and identified in writing as such at the time it is revealed or shared ("Confidential Information"), Kaplan and its officers, directors, employees, agents and associates shall hold all Confidential Information in complete and strict confidence and will not, without prior written consent of the Company, in each instance, disclose any Confidential Information, in whole or part, to any other person or for any other purpose than is expressly approved by the Company in writing. To the extent that disclosure of Confidential Information is approved by the Company in writing, excepting information required to be disclosed by legal process, law or regulation. Kaplan agrees that each party or individual to whom such disclosure is made shall be informed of the confidential nature of the information disclosed and be obligated to sign standard non-disclosure agreements.


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         9.       INDEMNIFICATION.

         Each party (an "Indemnifying Party") hereby agrees to indemnify and hold the other party and its respective affiliates, directors, officers, employees and agents (collectively, the "Indemnified Parties") harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney's fees and costs) arising out of, based upon or resulting from any breach of any of the representations, warranties, covenants, agreements or undertakings of the Indemnifying Party contained in or made pursuant to this Engagement Letter.

         10. NATURE OF ENGAGEMENT; LIMITATION ON AUTHORITY OF KAPLAN TO BIND.

         Kaplan shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Kaplan shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

         11 .     MISCELLANEOUS.

                  (a) This Engagement Letter constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

                  (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

         If to Phoenix, to:                  Benjamin Kaplan
                                             1946 North Oak Haven Circle
                                             North Miami, FL  33179
                                             Fax: (305) 402-4604

         If to the Company, to:              BevSystems International, Ltd.
                                             501 Brickell Key Drive
                                             Miami, FL 33131
                                             Attn: Mr. G. Robert Tatum
                                             Fax: (305) 786-0816

                  (c) This Engagement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.


                  (d) The Company represents that it has the power to enter into this Engagement Letter and to carry out its obligations hereunder. This Engagement Letter constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms. The Company further represents that this Engagement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.


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                  (e) This Engagement Letter may be executed in any number of counterparts, each of which together shall constitute one and the same original document.



                  (f) No provision of this Engagement Letter may be amended, modified or waived, except in writing signed by all of the parties hereto.



                  (g) This Engagement Letter shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Engagement Letter shall be adjudicated before a court located in Broward, and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida located in Broward, Florida and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any party.

                  (h) The Company hereby acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by Kaplan to any Additional Compensation due hereunder arising out of any Compensable Event involving a third party claimed by Kaplan to have been originally introduced to the Company by Phoenix.

                  (i) Whenever used in this agreement, Company shall include its officers, directors, employees, agents, associates, affiliates, subsidiaries, successors and assigns.


If the foregoing correctly sets forth the understanding between Kaplan and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.



                                             /s/ Benjamin Kaplan
                                             Benjamin Kaplan


Accepted and Agreed:

Bevsystems international, ltd.

By: /s/ G. Robert Tatum

       G. Robert Tatum

       Chief Executive Officer




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